Exhibit 10.27

The Standard Register Employee Savings Plan
Fourth Amendment

Pursuant to Article XI of The Standard Register Employee Savings Plan (the “Plan”), the Plan is hereby amended effective January 1, 2010, unless an alternative effective date is specified in the manner set forth below.

1.    The Amendment to the Plan executed on December 8, 2011 is deleted in its entirety.

2.    Section 6.05 relating to “Termination” is amended by adding the following new last paragraph as follows:

Notwithstanding the foregoing, the accounts of Participants listed in Appendix G shall be fully vested in Matching Contributions.
Whereupon, to record the foregoing, The Standard Register Company, has caused this Amendment to be executed by its duly authorized officer on this 23rd day of October, 2013.

The Standard Register Company

By: /S/ Gerard D. Sowar
Gerard D. Sowar
VP, General Counsel & Secretary